Exhibit 99.1

Wednesday, July 22, 2020
FOR IMMEDIATE RELEASE

Washington Federal Announces Quarterly Earnings Per Share Of $0.46

SEATTLE, WASHINGTON – Washington Federal, Inc. (Nasdaq: WAFD) (the "Company"), parent company of Washington Federal Bank, N.A. ("WaFd Bank"), today announced quarterly earnings of $34,852,000 or $0.46 per diluted share for the quarter ended June 30, 2020, compared to $53,854,000 or $0.67 per diluted share for the quarter ended June 30, 2019, a $0.21 or 31% decrease in fully diluted earnings per share. Return on equity for the quarter ended June 30, 2020 was 7.01% compared to 10.68% for the quarter ended June 30, 2019. Return on assets for the quarter ended June 30, 2020 was 0.78% compared to 1.31% for the same quarter in the prior year.
President and Chief Executive Officer Brent J. Beardall commented, “Considering all of the turmoil that occurred these past few months, we are very pleased with the Company's performance for our 3rd fiscal quarter. Even with most of our teams working remotely due to shelter in place restrictions, we were able to originate $2.1 billion of new loans, a new quarterly record for WaFd Bank. In addition, we have grown our transaction deposit accounts year-to-date by $1.8 billion or 26%. Growth in transaction deposits is a focal point in our strategic plan as we work to become the primary bank for our clients. Importantly, even with the Federal Reserve cutting interest rates by 1.50% in the end of last quarter, we were able to keep net interest income flat at $117 million this quarter. The success we have had in growing both loans and deposits is a tribute to our teams and a result of the technology that we have deployed, but most importantly, it is a reflection of the confidence that clients have in WaFd Bank.
"For years, we have witnessed a shift in consumer sentiment from in-person banking to electronic and self-service banking. COVID-19 and its related restrictions have accelerated that trend. In June of 2020, over 99% of the banking transactions we processed occurred via digital versus face-to-face platforms (digital includes ATMs and call centers). What will happen to branch lobby traffic when the pandemic is over remains to be seen, but we see untapped capacity in our bankers to win market share. Bank branches have quickly become less about serving existing clients' routine transactions and more of a showroom for discussing needs, solving issues, demonstrating technology and acquiring new relationships.
"Recent economic data indicates some encouraging signs, but it is still too early to see how this economic cycle will play out from a credit perspective. Additionally, fiscal and monetary stimulus have likely served to prop up borrowers that may have otherwise defaulted. As a result, credit quality metrics remain strong, but we are cautious looking forward. Based on this uncertainty, we have increased our allowance for credit losses to $185 million. This allowance, combined with our substantial capital base, provides WaFd Bank the flexibility to work with our existing clients and grow new relationships during this time.
"We see this disruption in our world as a generational opportunity for community and regional banks to earn additional market share. The results this quarter demonstrate how working hard to support our communities results in new opportunities, and we plan to continue to invest resources accordingly."
The Company elected to early adopt the current expected credit loss ("CECL") model during the quarter so that it is applying the same accounting standard as other banks when reserving for credit losses, which is a primary focal point for bank investors and analysts. Pursuant to the adoption of CECL, a one-time entry to opening retained earnings (October 1, 2019) was recorded to increase the allowance for credit losses ("ACL") and decrease retained earnings. The adoption entry resulted in a $28.5 million increase in the ACL.
Total assets were $18.2 billion as of June 30, 2020, compared to $16.5 billion as of September 30, 2019, the Company's fiscal year-end. The increase was primarily driven by an $803 million increase in loans receivable, including $759 million of Small Business Administration’s Paycheck Protection Program (“PPP”) loans, and a $799 million increase in cash resulting from growth in deposits and the March FHLB borrowing, both of which are noted below.
Customer deposits increased by $1.1 billion or 9.3% since September 30, 2019, and totaled $13.1 billion as of June 30, 2020. Transaction accounts increased by $1.8 billion or 25.6% during that period, while time deposits decreased $698 million or 14.2%. The shift in deposit mix has been a result of a deliberate deposit pricing and customer growth strategy and the focus on transaction accounts is intended to lessen sensitivity to rising interest rates and manage interest expense. As of June 30, 2020, 68% of the Company’s deposits were in transaction accounts, up from 59.1% at September 30, 2019. Core deposits, defined as all transaction accounts and time deposits less than $250,000, totaled 94.9% of deposits at June 30, 2020.
Borrowings from the Federal Home Loan Bank ("FHLB") totaled $2.8 billion as of June 30, 2020, an increase of $550 million since September 30, 2019. The increase was driven primarily by $1 billion in new FHLB borrowings entered into on March 30, 2020 to fund lending in our communities to help businesses and consumers weather the global COVID-19 pandemic. The weighted average interest rate of FHLB borrowings was 1.49% as of June 30, 2020, versus 2.49% at September 30, 2019, the decrease being due to lower rates on new FHLB advances and repayment of advances with higher rates.
The Company had strong loan originations of $2.12 billion for the third fiscal quarter 2020, an increase of 111% from the $1.00 billion of originations in the same quarter one year ago. This quarter, the Company was pleased to assist over 6,500 small businesses with $782 million in PPP loan originations. Largely offsetting loan originations in each of these quarters were loan repayments of $1.25 billion and $0.93 billion, respectively. Commercial loans represented 77% of all loan originations during the third fiscal quarter 2020 and consumer loans accounted for the remaining 23%. The Company views organic loan growth funded by low-cost core deposits as the highest and best use of its capital. Commercial loans are preferable as they generally have floating interest rates and shorter durations. The weighted average interest rate on the loan portfolio was 3.78% as of June 30, 2020, a decrease from

4.52% as of September 30, 2019, due primarily to variable rate loans decreasing in yield with declining short-term rates.
Due in part to working proactively with clients to provide loan modifications and payment deferrals, we have not yet seen significant deterioration in asset quality metrics. Credit quality is being monitored closely and the economic impacts of the pandemic will become more clear over time. As of June 30, 2020, the ratio of non-performing assets to total assets was 0.25% compared to 0.27% at September 30, 2019. Since September 30, 2019, real estate owned decreased by $0.8 million, or 12%, and non-accrual loans increased by $1.3 million, or 4%. Delinquent loans were 0.32% of total loans at June 30, 2020, compared to 0.29% at September 30, 2019. The allowance for credit losses (including the reserve for unfunded commitments) totaled $185 million as of June 30, 2020, and was 1.29% of gross loans outstanding (1.36% when excluding PPP loans for which it was determined that no allowance was necessary due to the government guarantee), as compared to $138 million, or 1.04%, of gross loans outstanding at September 30, 2019. Net charge-offs were $1.7 million for the third fiscal quarter of 2020, compared to net recoveries of $0.9 million for the prior year same quarter.
Due to the economic distress caused by the COVID-19 pandemic, the Company recorded a provision for credit losses of $10.8 million in the third fiscal quarter of 2020. The relatively significant provision this quarter primarily relates to estimated impacts to the energy, hospitality, restaurant and senior living industries. No provision for credit losses was recorded in the same quarter of fiscal 2019.
On May 22, 2020, the Company paid a regular cash dividend of $0.22 per share, which represented the 149th consecutive quarterly cash dividend. During the quarter, the Company repurchased 1,594 shares of common stock at a weighted average price of $24.90 per share and has authorization to repurchase 4,627,393 additional shares. The Company varies the size and pace of share repurchases depending on several factors, including share price, lending opportunities and capital levels and has communicated that it is pausing repurchase activity until the effects of the COVID-19 pandemic become more clear. Since September 30, 2019, tangible common shareholders’ equity per share increased by $0.33, or 1.5%, to $22.19 and the ratio of tangible common equity to tangible assets was 9.40% as of June 30, 2020.
Net interest income was $117 million for the quarter, a decrease of $4.3 million or 3.5% from the same quarter in the prior year. The decrease in net interest income from the prior year was primarily due to the average rate earned on interest-earning assets declining by 89 basis points while the average rate paid on interest-bearing liabilities only declined by 57 basis points. Net interest margin of 2.82% in the third fiscal quarter of 2020 was down from 3.10% in the prior quarter, primarily caused by the rapid drop in short-term rates by the Federal Reserve Bank in response to the COVID-19 pandemic, and down from 3.18% for the same quarter in the prior year. The compression in the net interest margin since the prior year same quarter is due to the changes in average rates noted above.
Total other income was $13.3 million for the third fiscal quarter of 2020, a decrease from $14.0 million in the prior year same quarter. The decrease was primarily due to deposit fee income being $779 thousand lower as transaction activity remains depressed due to the pandemic.
Total other expense was $75.3 million in the third fiscal quarter of 2020, an increase of $4.4 million, or 6.2%, from the prior year's quarter. Compensation and benefits costs increased by $1.8 million, or 5.1%, over the prior year quarter primarily due to a 5.1% rise in headcount, including growth in our compliance program. Information technology costs increased by $2.2 million, primarily due to continued investments in new systems hardware and software. The Company’s efficiency ratio in the third fiscal quarter of 2020 was 57.7%, compared to 52.2% for the same period one year ago. The increase in the efficiency ratio is primarily due to elevated expenses resulting from planned investments in people, process, and technology as well as slightly lower income.
Income tax expense totaled $9.5 million for the third fiscal quarter of 2020, as compared to $11.3 million for the prior year same quarter. The effective tax rate for the quarter ended June 30, 2020 was 21.35%, compared to 17.35% for the quarter ended June 30,

2019. The Company’s effective tax rate for the quarter ended June 30, 2020 is different from the statutory rate mainly due to state taxes and tax-exempt income.
WaFd Bank is headquartered in Seattle, Washington, and has 234 branches in eight western states. To find out more about WaFd Bank, please visit our website www.wafdbank.com. The Company uses its website to distribute financial and other material information about the Company.

Non-GAAP and Pro Forma Financial Measures
Adjusted other income of $44.3 million for the nine months ended June 30, 2020 is calculated by subtracting the $31.6 million gain on the sale of the Bellevue, Washington branch property from GAAP other income of $75.9 million.
Adjusted other expense of $231.5 million for the nine months ended June 30, 2020 is calculated by subtracting the $5.9 million impairment on systems hardware and software from GAAP other expense of $237.4 million.
Adjusted efficiency ratio of 58.02% for the nine months ended June 30, 2020 is calculated by dividing adjusted other expense of $231.5 million by adjusted total income of $399.0 million (net interest income of $354.7 million plus adjusted other income of $44.3 million). The unadjusted efficiency ratio for the nine months ended June 30, 2020 was 55.13%.

Important Cautionary Statements

The foregoing information should be read in conjunction with the financial statements, notes and other information contained in the Company’s 2019 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.
This press release contains statements about the Company’s future that are not statements of historical fact. These statements are “forward looking statements” for purposes of applicable securities laws, and are based on current information and/or management's good faith belief as to future events. The words “estimate,” “believe,” “expect,” “anticipate,” “project,” and similar expressions signify forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance. By their nature, forward-looking statements involve inherent risk and uncertainties, which change over time; and actual performance could differ materially from those anticipated by any forward-looking statements. In particular, any forward-looking statements are subject to risks and uncertainties related to the COVID-19 pandemic and the resulting governmental and societal responses. The Company undertakes no obligation to update or revise any forward-looking statement.
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Contact:

Washington Federal, Inc.
425 Pike Street, Seattle, WA 98101
Brad Goode, SVP, Director of Communications
206-626-8178
brad.goode@wafd.com

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(UNAUDITED)

	June 30, 2020	September 30, 2019
	(In thousands, except share and ratio data)
ASSETS
Cash and cash equivalents	$1,218,240	$419,158
Available-for-sale securities, at fair value	2,063,960	1,485,742
Held-to-maturity securities, at amortized cost	827,316	1,443,480
Loans receivable, net of allowance for loan losses of $165,349 and $131,534	12,733,426	11,930,575
Interest receivable	49,992	48,857
Premises and equipment, net	250,779	274,015
Real estate owned	5,956	6,781
FHLB and FRB stock	145,990	123,990
Bank owned life insurance	226,329	222,076
Intangible assets, including goodwill of $302,707 and $301,368	310,458	309,247
Other assets	342,658	210,989
	$18,175,104	$16,474,910
LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Transaction deposits	$8,900,448	$7,083,801
Time deposits	4,209,146	4,906,963
Total customer deposits	13,109,594	11,990,764
FHLB advances	2,800,000	2,250,000
Advance payments by borrowers for taxes and insurance	30,415	57,830
Federal and state income tax liabilities, net	570	5,104
Accrued expenses and other liabilities	244,016	138,217
	16,184,595	14,441,915
Stockholders’ equity
Common stock, $1.00 par value, 300,000,000 shares authorized; 135,743,737 and 135,539,806 shares issued; 75,706,026 and 78,841,463 shares outstanding	135,744	135,540
Additional paid-in capital	1,677,373	1,672,417
Accumulated other comprehensive income (loss), net of taxes	12,560	15,292
Treasury stock, at cost; 60,037,711 and 56,698,343 shares	(1,238,292)	(1,126,163)
Retained earnings	1,403,124	1,335,909
	1,990,509	2,032,995
	$18,175,104	$16,474,910
CONSOLIDATED FINANCIAL HIGHLIGHTS
Common stockholders' equity per share	$26.29	$25.79
Tangible common stockholders' equity per share	22.19	21.86
Stockholders' equity to total assets	10.95%	12.34%
Tangible common stockholders' equity (TCE) to tangible assets (TA)	9.40%	10.66%
TCE + allowance for credit losses to TA	10.44%	11.52%
Weighted average rates at period end
Loans and mortgage-backed securities	3.62%	4.25%
Combined loans, mortgage-backed securities and investments	3.21	4.10
Customer accounts	0.57	1.08
Borrowings	1.49	2.49
Combined cost of customer accounts and borrowings	0.73	1.30
Net interest spread	2.48	2.80

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2020	2019	2020	2019
	(In thousands, except share and ratio data)		(In thousands, except share and ratio data)
INTEREST INCOME
Loans receivable	$132,847	$145,490	$413,543	$423,616
Mortgage-backed securities	10,843	18,719	40,796	57,254
Investment securities and cash equivalents	6,019	7,617	19,812	21,160
	149,709	171,826	474,151	502,030
INTEREST EXPENSE
Customer accounts	21,393	32,331	81,512	88,576
FHLB advances and other borrowings	10,938	17,829	37,963	52,566
	32,331	50,160	119,475	141,142
Net interest income	117,378	121,666	354,676	360,888
Provision (release) for credit losses	10,800	—	15,250	250
Net interest income after provision (release)	106,578	121,666	339,426	360,638
OTHER INCOME
Gain (loss) on sale of investment securities	—	—	15,028	(9)
Prepayment penalty on long-term debt	—	—	(13,809)	—
Loan fee income	1,380	1,334	6,231	2,971
Deposit fee income	5,479	6,258	17,837	18,387
Other Income	6,415	6,450	50,602	24,512
	13,274	14,042	75,889	45,861
OTHER EXPENSE
Compensation and benefits	36,058	34,297	111,306	100,954
Occupancy	9,357	9,684	30,406	28,782
FDIC insurance premiums	2,365	2,559	7,305	7,399
Product delivery	4,397	3,912	12,560	11,478
Information technology	12,154	9,935	40,761	27,730
Other	10,992	10,511	35,053	34,194
	75,323	70,898	237,391	210,537
Gain (loss) on real estate owned, net	(219)	353	(1,074)	1,481
Income before income taxes	44,310	65,163	176,850	197,443
Income tax provision	9,458	11,309	37,755	39,549
NET INCOME	$34,852	$53,854	$139,095	$157,894
PER SHARE DATA
Basic earnings per share	$0.46	$0.67	$1.80	$1.95
Diluted earnings per share	0.46	0.67	1.80	1.95
Cash dividends per share	0.22	0.20	0.65	0.58
Basic weighted average shares outstanding	75,705,993	79,976,574	77,063,121	80,915,162
Diluted weighted average shares outstanding	75,712,898	79,992,356	77,078,067	80,941,617
PERFORMANCE RATIOS
Return on average assets	0.78%	1.31%	1.10%	1.29%
Return on average common equity	7.01	10.68	9.23	10.51
Net interest margin	2.82	3.18	3.02	3.18
Efficiency ratio (a)	57.65	52.24	58.02	51.76
(a) Efficiency ratio for the nine months ended June 30, 2020 excludes the impact of $31.6 million gain on sales of fixed assets and $5.9 million impairment charge on computer hardware and software.